EXHIBIT 23.1

TOTAL S.A.
Registration Statement, Form S-8

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent auditors, we hereby consent to the use of our report on the consolidated balance sheets of Total and its subsidiaries as of December 31, 2002, 2001 and 2000, the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2002, and the related financial statement schedule, all expressed in euros, dated February 20, 2003 (which report appears in the December 31, 2002 annual report on Form 20-F of Total S.A.), and all references to our Firm included in Total’s Form S-8 Registration Statement.

/s/ Barbier Frinault & Autres BARBIER FRINAULT & AUTRES (Ernst & Young Network)

Paris France

March 18, 2004